EXHIBIT 99.1

PRESS RELEASE	May 13, 2026

Century Casinos Announces Appointment to Top Leadership Role in the United States

Colorado Springs, Colorado – May 13, 2026 – Century Casinos, Inc. (the “Company” or “Century Casinos”) (Nasdaq Capital Market®: CNTY) announced today that Lyle Randolph, a long-term regional Vice President and General Manager of the Company, will take over as Executive Vice President of Operations for the United States.

Mr. Randolph will be appointed to this new role effective May 15, 2026. As Executive Vice President of Operations for the United States, Mr. Randolph will oversee the Company’s seven U.S. properties. These casinos comprise a combined 4,701 slot machines, 93 table games, 2,127 hotel rooms, and over 20 food and beverage venues.

Mr. Randolph is a veteran gaming and hospitality executive with more than 30 years of leadership experience in casino operations, hotel and food & beverage management, capital development, and multi-property strategic oversight. He began his gaming career in 1995 at Casino Aztar in Missouri. When Isle of Capri Casinos acquired the property, he became General Manager of both Caruthersville and Cape Girardeau. Throughout his leadership tenure, he successfully navigated the properties through multiple ownership transitions involving Isle of Capri Casinos and Eldorado Resorts while operating under the leadership and mentorship of notable gaming industry executives including James Perry, Virginia McDowell, Eric Hausler, Gary Carano, and Tom Reeg. These experiences provided exposure to a broad spectrum of leadership philosophies ranging from entrepreneurial founder-led management and family-driven regional gaming growth to highly analytical, public-company expansion strategies. During his tenure with Isle of Capri Casinos, Mr. Randolph received the company’s Jack Galloway Award recognizing leadership and operational achievement.

Since Century Casinos’ acquisition of the Missouri properties in 2019, Mr. Randolph has served as Vice President of Operations for both Missouri casino properties. Mr. Randolph has overseen more than $80 million in combined capital development projects, which has resulted in Adjusted EBITDAR growing over 70% under his leadership.

In addition to his operational responsibilities, Mr. Randolph has remained active in civic, charitable, and industry leadership initiatives throughout his career, including statewide advisory appointments and leadership roles with regional business, tourism, humanitarian, and gaming organizations, underscoring his understanding of the value of responsible corporate citizenship. Mr. Randolph’s established track record as a results-oriented and effective leader will continue to drive the Company’s growth within the gaming and hospitality industry.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company operates the following reportable segments: (i) US East includes the Mountaineer Casino, Resort & Races in New Cumberland, West Virginia and Rocky Gap Casino, Resort & Golf in Flintstone, Maryland; (ii) US Midwest includes the Century Casinos & Hotels in Cape Girardeau and Caruthersville, Missouri, and in Cripple Creek and Central City, Colorado; (iii) US West includes the Nugget Casino Resort in Reno-Sparks, Nevada; (iv) Canada includes Century Casino & Hotel in Edmonton, the Century Casino in St. Albert, Century Mile Racetrack and Casino in Edmonton, Alberta and Century Downs Racetrack and Casino in Calgary, Alberta; and (v) Poland, where the Company operates six casinos through its subsidiary Casinos Poland Ltd. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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